STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Growblox Sciences, Inc. resolutions were duly adopted setting forth a proposed amendment of the  Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "1" so that, as amended, said Article shall be and read as follows:

1.	The name of the Corporation is: GB Sciences, Inc.

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "4" so that, as amended, said Article shall be and read as follows:

4.  The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 250,000,000 shares, 200,000,000 of which shall be common shares, having a par value of $0.0001 per share, and 50,000,000 of which shall be preferred shares, having a par value of $0.0001 per share ("Preferred Shares").  The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the Preferred Shares in series, to establish the number of shares to be included in each such series, and to fix the designations, powers, preferences, and rights of the shares of each series and any qualifications, limitations or restrictions thereof.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 7th day of December, 2016.

By:_/s/ Ksenia Griswold___________________________________
 Authorized Officer
 Title: Chief Financial Officer
 Name: Ksenia Griswold